EXECUTION

STRUCTURED ASSET SECURITIES CORPORATION,

as Purchaser

and

THORNBURG MORTGAGE FUNDING, INC.,

as Seller

SASCO MORTGAGE LOAN PURCHASE AGREEMENT

Dated as of February 1, 2007

(Adjustable Rate and Hybrid Mortgage Loans)

Thornburg Mortgage Securities Trust 2007-1
Mortgage-Backed Notes, Series 2007-1

Table of Contents

Schedule I:	Mortgage Loan Schedule.	I-1
Schedule II:	List of Servicers and Servicing Agreements	II-1
Schedule III:	Seller’s Representations and Warranties Relating to Mortgage Loans.	III-1

i

THIS SASCO MORTGAGE LOAN PURCHASE AGREEMENT, dated as of February 1, 2007 (the “Agreement”), is made and entered into between Thornburg Mortgage Funding, Inc., a Delaware corporation (the “Seller”), and Structured Asset Securities Corporation, a Delaware corporation (the “Purchaser”).

W I T N E S S E T H

WHEREAS, effective with the execution of the TMFI Mortgage Loan Purchase Agreement dated as of February 1, 2007 (the “TMFI Purchase Agreement”) between Thornburg Mortgage Home Loans, Inc. (the “Initial Seller”) as seller, and the Seller, as purchaser, the Seller, as of the Closing Date, is the owner of the notes or other evidence of indebtedness (the “Mortgage Notes”) so indicated on Schedule I hereto referred to below, and the other documents or instruments constituting the Mortgage File (collectively, the “Mortgage Loans”) and, as a consequence thereof, the Seller owns the mortgages or deeds of trust (the “Mortgages”) on the related properties (the “Mortgaged Properties”) securing such Mortgage Loans, including rights to (a) any property acquired by foreclosure or deed in lieu of foreclosure or otherwise, (b) the proceeds of any insurance policies covering the Mortgage Loans or the Mortgaged Properties or the obligors on the Mortgage Loans and (c) the Seller’s security interest in any Additional Collateral; and

WHEREAS, effective with the execution of the TMFI Mortgage Loan Purchase Agreement, the Initial Seller, as of the Closing Date, has assigned to the Seller all its rights and interest under the servicing agreements identified on Schedule II hereto (each a “Servicing Agreement,” and together the “Servicing Agreements”), other than any servicing rights retained pursuant to the provisions of the Servicing Agreements, but only to the extent such rights relate to the servicing of the Mortgage Loans (the “Contractual Rights”); and

WHEREAS, the parties hereto desire that the Seller sell the Mortgage Loans, the Mortgages and related assets referred to above, assign the Contractual Rights and assign its rights with respect to the representations and warranties of the Initial Seller and remedies for breach pursuant to the TMFI Purchase Agreement (such rights and remedies, the “TMFI Contractual Rights”) to the Purchaser pursuant to the terms of this Agreement; and

WHEREAS, the Seller understands that the Purchaser, simultaneously with the execution of this Agreement, intends to transfer and assign all of its rights, title and interests in and to the Mortgage Loans, the Mortgages and the related assets, the Contractual Rights and the TMFI Contractual Rights to Thornburg Mortgage Securities Trust 2007-1 (the “Trust”) pursuant to the terms of that certain Sale and Servicing Agreement (the “Sale and Servicing Agreement”) dated as of February 1, 2007 by and among the Trust, as issuer (the “Issuer”), the Purchaser, as depositor (in such capacity, the “Depositor”), the Seller, the Initial Seller, Wells Fargo Bank, N.A., as master servicer and securities administrator, and LaSalle Bank, National Association, as indenture trustee (the “Indenture Trustee”), and the Seller has agreed to perform certain obligations under this Agreement to accommodate such transfer and assignment; and

WHEREAS, the Issuer intends to pledge the Mortgage Loans, the Mortgages and related assets, the Contractual Rights and the TMFI Contractual Rights to the Indenture Trustee pursuant to an Indenture dated as of February 1, 2007 (the “Indenture”) between the Issuer and the Indenture Trustee, pursuant to which the Issuer shall issue its Mortgage-Backed Notes, Series 2007-1 (the “Notes”), the payment of which is to be secured by such pledged assets.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND SCHEDULES

Section 1.01. Definitions. Any capitalized term used but not defined herein shall have the meaning assigned thereto in the Sale and Servicing Agreement and the Indenture.

ARTICLE II.

SALE OF MORTGAGE LOANS AND THE CONTRACTUAL RIGHTS;
PAYMENT OF PURCHASE PRICE

Section 2.01. Sale of Mortgage Loans; Assignment of the Contractual Rights and the TMFI Contractual Rights. The Seller, concurrently with the execution and delivery of this Agreement, does hereby sell, assign, set over, and otherwise convey to the Purchaser, without recourse, all of its right, title and interest in, to and under (i) each Mortgage Loan, including the related Cut-Off Date Principal Balance, and all collections in respect of interest and principal due after the Cut-Off Date (and all principal received before the Cut-Off Date to the extent such principal relates to a Monthly Payment due after the Cut-Off Date); (ii) property which secured such Mortgage Loan and which has been acquired by foreclosure or deed in lieu of foreclosure; (iii) its interest in any insurance policies in respect of the Mortgage Loans; (iv) any Additional Collateral with respect to the Mortgage Loans; and (v) all proceeds of any of the foregoing.

Concurrently with the execution and delivery of this Agreement, the Seller hereby assigns to the Purchaser the Contractual Rights and the TMFI Contractual Rights. The Purchaser hereby accepts such assignment, and shall be entitled to exercise such Contractual Rights under each Servicing Agreement and such TMFI Contractual Rights as if the Purchaser had been a party to each such Servicing Agreement and the TMFI Purchase Agreement, respectively.

Section 2.02. Obligations of the Seller Upon Sale and Assignment. In connection with the transfer and assignment pursuant to Section 2.01 hereof, the Seller further agrees, at its own expense, on or prior to the Closing Date, (a) to indicate in its books and records that the Mortgage Loans have been sold to the Purchaser pursuant to this Agreement and (b) to deliver to the Purchaser and the Indenture Trustee, a computer file containing a true and complete list of all such Mortgage Loans specifying for each such Mortgage Loan, as of the Cut-Off Date, (i) its account number and (ii) the Cut-Off Date Principal Balance and such file, which forms a part of Schedule A to the Sale and Servicing Agreement, shall also be marked as Schedule I to this Agreement and is hereby incorporated into and made a part of this Agreement.

In connection with such conveyance by the Seller, the Seller shall on behalf of the Purchaser and the Issuer cause the Initial Seller to deliver to, and deposit with the Indenture Trustee (or its custodian), on or before the Closing Date, the documents described in Section 2.01 of the Sale and Servicing Agreement including, but not limited to, the Mortgage File, the Servicing Agreements and a copy of the TMFI Purchase Agreement. In the case of the Mortgage Loans (if any) that have been prepaid in full after the Cut-off Date and prior to execution of this Agreement, the Seller, in lieu of causing the Initial Seller to deliver the related Mortgage Files, shall cause the Initial Seller to deliver to the Purchaser an Officer’s Certificate which shall include a statement to the effect that all amounts received in connection with such prepayments that are required to be deposited in the Collection Account pursuant to Section 2.01 of the Sale and Servicing Agreement have been so deposited.

The Seller hereby confirms to the Purchaser that it has made the appropriate entries in its general accounting records, to indicate that the Mortgage Loans have been transferred as directed by the Purchaser.

The Purchaser hereby acknowledges its acceptance of all rights, title and interests in, to and under the Mortgage Loans and other property, the Contractual Rights and the TMFI Contractual Rights, now existing or hereafter created, conveyed to it pursuant to Section 2.01 hereof.

The parties hereto intend that the transaction set forth herein be a non-recourse sale by the Seller to the Purchaser of all of the Seller’s rights, title and interests in, to and under the Mortgage Loans and other property described in Section 2.01. Nonetheless, in the event the transaction set forth herein is deemed not to be a sale, the Seller hereby grants to the Purchaser a security interest in all of the Seller’s rights, title and interests in, to and under the Mortgage Loans and other property described in Section 2.01, whether now existing or hereafter created, to secure all of the Seller’s obligations hereunder; and this Agreement shall constitute a security agreement under applicable law. The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, the Contractual Rights and the TMFI Contractual Rights, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Indenture.

Section 2.03. Payment of Purchase Price for the Mortgage Loans. In consideration of the sale of the Mortgage Loans, the related assets, the Contractual Rights and the TMFI Contractual Rights from the Seller to the Purchaser on the Closing Date, the Purchaser agrees to pay to the Seller on the Closing Date by transfer of immediately available funds, an amount equal to $1,475,654,383.67 (which amount includes accrued interest) (the “Purchase Price”). The Seller shall pay, and be billed directly for, all reasonable expenses incurred by the Purchaser or the Issuer in connection with the issuance of the Notes, including, without limitation, printing fees incurred in connection with the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Memorandum relating to the Notes, fees and expenses of Purchaser’s counsel, fees of the rating agencies requested to rate the Notes, accountant’s fees and expenses and the fees and expenses of the Trustee and other out-of-pocket costs, if any.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

Section 3.01. Representations and Warranties Relating to the Mortgage Loans. In addition to the assignment of the TMFI Contractual Rights, the Seller hereby makes the representations and warranties set forth in Schedule III hereto applicable to the Mortgage Loans and by this reference incorporated herein, as of the Closing Date.

Section 3.02.  Seller’s Representations and Warranties. The Seller represents, warrants and covenants to the Purchaser as of the Closing Date or as of such other date specifically provided herein:

(i) the Seller is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and is and will remain in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to fulfill its obligations hereunder;

(ii) the Seller has the power and authority to hold each Mortgage Loan, to sell each Mortgage Loan, to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement and this Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization or other similar laws in relation to the rights of creditors generally;

(iii) the execution and delivery of this Agreement by the Seller and the performance of and compliance with the terms of this Agreement will not violate the Seller’s certificate of incorporation or by-laws or constitute a material default under or result in a material breach or acceleration of, any material contract, agreement or other instrument to which the Seller is a party or which may be applicable to the Seller or its assets;

(iv) the Seller is not in violation of, and the execution and delivery of this Agreement by the Seller and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Seller or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Seller or its assets or might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder;

(v) the Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(vi) the Seller has good, marketable and indefeasible title to the Mortgage Loans, free and clear of any and all liens, pledges, charges or security interests of any nature encumbering the Mortgage Loans;

(vii) the Mortgage Loans are not being transferred by the Seller with any intent to hinder, delay or defraud any creditors of the Seller;

(viii) there are no actions or proceedings against, or investigations known to it of, the Seller before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by the Seller of its obligations under, or validity or enforceability of, this Agreement;

(ix) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained; and

(x) the consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions.

Section 3.03. Remedies for Breach of Representations and Warranties.  It is understood and agreed that (i) the representations and warranties set forth in Sections 3.01 and 3.02 and the provisions of Article V, shall survive the purchase of the Mortgage Loans, the Contractual Rights and the TMFI Contractual Rights hereunder (and in the case of Section 3.01, shall survive delivery of the respective Mortgage Files to the Indenture Trustee on behalf of the Purchaser) and shall inure to the benefit of the Purchaser and its assigns, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination or lack of examination of any Mortgage File and (ii) the remedies for the breach of such representations and warranties and for the failure to deliver the documents referred to in Section 2.02 hereof shall be as set forth in Section 2.04 of the Sale and Servicing Agreement.

ARTICLE IV.

SELLER’S COVENANTS

Section 4.01. Covenants of the Seller.  The Seller hereby covenants that, except for the transfer hereunder, it will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Mortgage Loan, or any interest therein; it will notify the Issuer, as assignee of the Purchaser and the Indenture Trustee as an assignee of the Issuer of the existence of any Lien on any Mortgage Loan immediately upon discovery thereof; and it will defend the right, title and interest of the Purchaser and its assigns, in, to and under the Mortgage Loans, against all claims of third parties claiming through or under the Seller; provided, however, that nothing in this Section 4.01 shall prevent or be deemed to prohibit the Seller from suffering to exist upon any of the Mortgage Loans any Liens for municipal or other local taxes and other governmental charges if such taxes or governmental charges shall not at the time be due and payable or if the Seller shall currently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto.

ARTICLE V.

INDEMNIFICATION

Section 5.01. Indemnification. The Seller agrees to indemnify and to hold each of the Purchaser, the Trust and the Indenture Trustee, each of the officers and directors of each such entity and each person or entity who controls each such entity or person harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser, the Trust, the Indenture Trustee, or any such person or entity may sustain in any way related to the failure of the Seller to perform its duties in compliance with the terms of this Agreement. The Seller shall immediately notify the Purchaser, the Trust and the Indenture Trustee if a claim is made under this provision. The Seller shall assume the defense of any such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the Purchaser, the Trust, the Indenture Trustee or any such person or entity in respect of such claim.

ARTICLE VI.

TERMINATION

Section 6.01. Termination.  The respective obligations and responsibilities of the Seller and the Purchaser created hereby shall terminate, except for the respective indemnity obligations as provided herein, upon the termination of the Sale and Servicing Agreement as provided in Article X thereof.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

Section 7.01. Amendment. This Agreement may be amended from time to time by the Seller and the Purchaser by written agreement signed by the parties hereto.

Section 7.02. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions (other than Section 5-1401 of the General Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 7.03. Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

if to the Seller:

Thornburg Mortgage Funding, Inc.
150 Washington Avenue, Suite 302
Santa Fe, New Mexico 87501
Attention: Deborah Burns

or such other address as may hereafter be furnished to the Purchaser, the Issuer and the Indenture Trustee in writing by the Seller.

if to the Purchaser:

Structured Asset Securities Corporation
745 Seventh Avenue, 7th Floor
New York, New York 10019
Attention: Legal Department (Thornburg 2007-1)

or such other address as may hereafter be furnished to the Seller, the Issuer and the Indenture Trustee in writing by the Purchaser.

if to the Issuer:

Thornburg Mortgage Securities Trust 2007-1
c/o Wilmington Trust Company
1100 North Market Street
Wilmington, Delaware 19801
Attention: Corporate Trust Administrator (Thornburg 2007-1)

or such other address as may hereafter be furnished to the Purchaser, the Indenture Trustee and the Seller in writing by the Issuer.

If to the Indenture Trustee, its Corporate Trust Office:

or such other address as may hereafter be furnished to the Seller, the Issuer and the Purchaser in writing by the Indenture Trustee.

Section 7.04. Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity of enforceability of the other provisions of this Agreement.

Section 7.05. Counterparts.  This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, which may be transmitted by telecopier each of which, when so executed, shall be deemed to be an original and such counterparts, together, shall constitute one and the same agreement.

Section 7.06. Further Agreements.  Each party hereto agrees to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or reasonable and appropriate to effectuate the purposes of this Agreement or in connection with the issuance of the Notes under the Indenture.

Without limiting the generality of the foregoing, as a further inducement for the Purchaser to purchase the Mortgage Loans from the Seller, the Seller will cooperate with the Purchaser in connection with the sale of the Notes. In that connection, the Seller will provide to the Purchaser any and all information and appropriate verification of information, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall reasonably request and will provide to the Purchaser such additional representations and warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller as are reasonably required in connection with the offering of the Notes.

Section 7.07. Intention of the Parties. It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling, the Mortgage Loans rather than pledging such Mortgage Loans to secure a loan by the Purchaser to the Seller. Accordingly, the parties hereto each intend to treat the transaction as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. The Purchaser will have the right to review the Mortgage Loans and the related Mortgage Files to determine the characteristics of the Mortgage Loans which will affect the Federal income tax consequences of owning the Mortgage Loans and the Seller will cooperate with all reasonable requests made by the Purchaser in the course of such review.

Section 7.08. Successors and Assigns: Assignment of Purchase Agreement.  This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and their respective assigns. The obligations of the Seller under this Agreement cannot be assigned or delegated to a third party without the consent of the Purchaser which consent shall be at the Purchaser’s sole discretion, provided, however, that the Purchaser acknowledges and agrees that the Seller may assign its obligations hereunder to any Person into which the Seller is merged or any corporation resulting from any merger, conversion or consolidation to which the Seller is a party or any Person succeeding to the business of the Seller. The parties hereto acknowledge that the Purchaser is acquiring the Mortgage Loans, the Contractual Rights and the TMFI Contractual Rights for the purpose of selling and assigning them to the Issuer which will pledge them to the Indenture Trustee. As an inducement to the Purchaser to purchase the Mortgage Loans, the Seller acknowledges and consents to the assignment by the Purchaser to the Issuer of the TMFI Contractual Rights which may be enforced or exercised with the same force and effect as if they had been enforced or exercised by the Purchaser directly.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed to this SASCO Mortgage Loan Purchase Agreement by their respective officers thereunto duly authorized as of the day and year first above written.

STRUCTURED ASSET SECURITIES
CORPORATION, as Purchaser

By:/s/ Mary Stone
      Name: Mary Stone
      Title: Vice President

THORNBURG MORTGAGE FUNDING, INC.,
as Seller
By:/s/ Nathan Fellers
      Name: Nathan Fellers
      Title: Senior Vice President

STATE OF NEW YORK	)
)ss.:
COUNTY OF NEW YORK	)

On the ___ day of February, 2007 before me, a Notary Public in and for said State, personally appeared _________________, known to me to be a ________________________ of STRUCTURED ASSET SECURITIES CORPORATION, the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

_______________________
Notary Public

My Commission Expires on _______________

STATE OF NEW MEXICO	)
)ss.:
COUNTY OF SANTA FE	)

On the ____ day of February, 2007 before me, a notary public in and for said State, personally appeared Nathan Fellers, known to me to be a Senior Vice President of THORNBURG MORTGAGE FUNDING, INC., a Delaware corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

_______________________
Notary Public

My Commission Expires ______________________

SCHEDULE I

MORTGAGE LOAN SCHEDULE

[See Schedule I of the Sale and Servicing Agreement]

I-1

SCHEDULE II

LIST OF SERVICING AGREEMENTS (TMST 2007-1)

1.
(a) Servicing Agreement, dated as of March 1, 2002, among Thornburg Mortgage Home Loans, Inc. (“Thornburg”), as seller and servicer and Wells Fargo Bank N.A. (“Wells Fargo”), as master servicer, as amended by the Amendment to Servicing Agreement, dated as of December 1, 2002, and as amended by the Second Amendment to Servicing Agreement, dated as of January 1, 2006, and (b) the Subservicing Acknowledgement Agreement, dated as of March 1, 2002, between Thornburg, as servicer, and Cenlar FSB, as sub-servicer (“Cenlar”), as amended by the Amendment to Subservicing Acknowledgement Agreement, dated as of December 1, 2002, and by the Second Amendment to Subservicing Acknowledgement Agreement, dated as of January 1, 2006, including the related Transfer Notice, dated February 21, 2007, from Thornburg, as seller, to Thornburg, as servicer, and Cenlar, as sub-servicer.

2.
Amended and Restated Correspondent Loan Purchase Agreement, dated as of March 25, 2002, between Thornburg Mortgage Home Loans, Inc. (“Thornburg”) and First Republic Bank (“First Republic”), including the related Transfer Notice, dated February 21, 2007, from Thornburg to First Republic.

3.
Amended and Restated Correspondent Loan Purchase Agreement, dated as of March 27, 2002, between Thornburg Mortgage Home Loans, Inc., (“Thornburg”) and Colonial Savings, F.A. (“Colonial”), including the related Transfer Notice, dated February 21, 2007, from Thornburg to Colonial.

4.
Correspondent Loan Purchase Agreement, dated as of January 31, 2006, between Thornburg Mortgage Home Loans, Inc. (“Thornburg”) and Mellon Trust of New England, N.A. (“Mellon”), including the related Transfer Notice, dated February 21, 2007, from Thornburg to Mellon.

5.
Correspondent Loan Purchase Agreement, dated as of April 6, 2006, between Thornburg Mortgage Home Loans, Inc. (“Thornburg”) and First Horizon Home Loan Corp. (“First Horizon”), including the related Transfer Notice, dated February 21, 2007, from Thornburg to First Horizon.

II-1

SCHEDULE III

SELLER’S REPRESENTATIONS AND

WARRANTIES RELATING TO

MORTGAGE LOANS

The Seller hereby represents and warrants to, and covenants with, the Purchaser that, as to each Mortgage Loan, as of the Closing Date:

(i)
The Mortgage Loan is not a loan (A) subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended, or any comparable state law (B) a “High Cost Loan” or “Covered Loan” as applicable, as such terms are defined in the current Standard & Poor’s LEVELS® GLOSSARY classified and/or defined as a “high cost” loan or “predatory,” “high cost,” “threshold” or “covered” lending under any other state, federal or local law. The Mortgage Loan at the time it was made otherwise complied in all material respects with any and all requirements of any federal, state or local law including, but not limited to, all predatory lending laws, usury, truth in lending, real estate settlement procedures (including the Real Estate Settlement Procedures Act of 1974, as amended), consumer credit protection, equal credit opportunity or disclosure laws applicable to such Mortgage Loan.

(ii)
(a) The information set forth in the final Mortgage Loan Schedule is complete, true and correct in all material respects and (b) the Mortgage Note or an affidavit of lost note with respect to each Mortgage Loan has been delivered to the Indenture Trustee or its designee.

(iii)
The Seller has acquired its ownership of each Mortgage Loan in good faith without notice of any adverse claim, and as of the Closing Date, the Mortgage Note and the Mortgage are not assigned or pledged, and immediately prior to the sale of the Mortgage Loan to the Purchaser, the Seller was the sole owner thereof and with full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and with full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement.

III-1